Exhibit 99.1

Nevada Gold & Casinos Reports Fiscal 2016 Results

LAS VEGAS, July 28, 2016 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced financial results for the fourth quarter and year ended April 30, 2016. The Company will host a conference call today at 4:30 PM ET (1:30 PM PT) to discuss these results and provide a corporate update.

For the fiscal year 2016, the Company reported net revenues of $70.3 million compared to $64.3 million in fiscal year 2015. The increase was primarily due to $6.1 million in revenue from Club Fortune which was acquired on December 1, 2015. Operating expenses increased $5.9 million primarily due to the addition of Club Fortune and impairment charges of $1.2 million. Net income was $1.3 million compared to $1.8 million in the prior year. Consolidated Adjusted EBITDA increased $2.2 million, or 38%, to $7.8 million, and Adjusted Net Income was $2.7, an increase of $0.9 million, or 48%.

Adjusted Net Income reconciliation to Net Income (000):

	2016	2015
Net Income	$1,301	$1,807
Adjustments (net of tax):
Impairments	1,066	-
Acquisition expanses	423	-
Gain on asset sale	(110)	-

Adjusted Net Income	$2,680	$1,807

Adjusted Earnings per share	$0.16	$0.11

Net revenues from Washington state gaming operations increased $0.8 million, or 1% to $56.7 million, while Adjusted EBITDA increased $1.7 million to a record $9.1 million. South Dakota route operation revenues decreased $0.9 million to $7.5 million while Adjusted EBITDA decreased $0.2 million to $0.4 million. Club Fortune net revenues were $6.1 million and Adjusted EBITDA was $.8 million. Corporate expenses, excluding acquisition costs, increased $0.2 million to $2.5 million.

During fiscal year 2016, the Company sold its Golden Nugget location in Washington recording a gain of $166,000 and also entered into an agreement to sell excess land in Colorado, recording an impairment charge of $350,000. On December 1, 2015, the Company acquired Club Fortune Casino in Henderson, Nevada. In the fourth quarter the Company evaluated the carrying value of the South Dakota route operation and recorded a goodwill impairment charge of $0.8 million.

“Fiscal 2016 reflected strong operating performance from our Washington portfolio while our South Dakota operations continue to be pressured by reduced units,” said President and CEO Michael Shaunnessy. “With the addition of Club Fortune we have strengthened and diversified our cash flow stream. Our conservative financing structure, low interest rates and substantial tax free cash flow, allow us to reduce debt and return capital to shareholders.”

During fiscal year 2016 the Company borrowed $15.5 million to fund the acquisition of Club Fortune, and repaid $5.7 million. As of April 30, 2016, the outstanding bank debt was $17.2 million and unrestricted cash on hand was $11.6 million.

In July 2016, the Board of Directors authorized a share repurchase program of $2.0 million, which at current trading levels, represents approximately 6% of the outstanding shares.

Fourth Quarter Results. For the fourth quarter of fiscal 2016, the Company reported net revenues of $19.9 million compared to $16.3 million in the fourth quarter of fiscal 2015. Consolidated Adjusted EBITDA was $2.5 million compared to $1.6 million in the prior year period.

During the fourth quarter, net revenues from Washington increased to $14.6 million from the $14.5 million in the prior year period, while EBITDA increased to $2.6 million compared to $2.1 million in the prior year period. South Dakota route operation revenues decreased $112,000 from the prior year period, primarily due to a reduction in units and EBITDA declined from $42,000 to $27,000 for the quarter. Club Fortune net revenues were $3.7 million while EBITDA was $0.5 million. Corporate expenses were unchanged at $0.6 million in both periods.

In April of 2106, the Company entered into an agreement to sell its excess Colorado land for $750,000 and recorded an impairment charge of $350,000 related to this transaction. The Company evaluated the carrying value of the South Dakota route operation and recorded a goodwill impairment charge of $0.8 million. Excluding these impairment charges, adjusted net income for the quarter was $0.8 million, or $.05 per share compared to $0.6 million or $0.04 per share in the prior year period.

Non-GAAP Information

The term "adjusted EBITDA" is used by us in presentations, quarterly earnings calls, and other instances as appropriate. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, non-cash goodwill and other long-lived asset impairment charges, write-offs of project development costs, litigation charges, non-cash stock grants, non-cash employee stock purchase plan discounts, exclusion of net income or loss from operations held for sale, and net losses/gains from asset dispositions. Adjusted EBITDA does not take into account greater or less than expected hold percentages in the gaming operations. Adjusted EBITDA is presented because it is a required component of financial ratios reported by us to our lenders, and it is also frequently used by securities analysts, investors, and other interested parties, in addition to and not in lieu of, U.S. Generally Accepted Accounting Principles ("GAAP") results to compare to the performance of other companies that also publicize this information. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP.

Adjusted EBITDA reconciliations for the three months and fiscal years ended April 30, 2016 and April 30, 2015 are shown below.

Adjusted EBITDA reconciliation to net income (loss):
	For the three months ended
	April 30, 2016	April 30, 2015

Net income (loss)	$(241,290)	$588,872
Adjustments:
Net interest expense	248,893	164,158
Income tax expense	409,271	292,688
Depreciation and amortization	869,414	524,438
(Gain) Loss on asset sales	5,291	(9,006)
Write downs and other charges	1,185,000	-
Deferred rent amortization	14,430	19,677
Club Fortune acquisition expenses	12,181	-
Stock option amortization	28,675	29,943
Employee stock purchase discount	25	1,977
Increase in swap fair value	(26,282)	(27,129)
Adjusted EBITDA	$2,505,608	$1,585,618

Adjusted EBITDA reconciliation to net income:
	For the fiscal year ended
	April 30, 2016	April 30, 2015

Net income	$1,301,046	$1,807,077
Adjustments:
Net interest expense	628,315	587,872
Income tax expense	1,221,497	885,819
Depreciation and amortization	2,608,616	2,168,003
(Gain) / Loss on asset sales	(158,411)	32,694
Write downs and other charges	1,185,000	-
Deferred rent amortization	35,900	23,744
Stock option amortization	114,698	113,526
Employee stock purchase discount	4,671	7,331
Decrease in swap fair value	217,781	10,600
Write off of marketable securities	-	7,539
Club Fortune acquisition expenses	641,472	$-
Adjusted EBITDA	$7,800,585	5,644, 205

Conference Call and Webcast

The Company will host a conference call at 4:30 PM ET (1:30 PM PT) on July 28, 2016 to discuss the financial results and provide a corporate update. The call can be accessed live by dialing (888) 715-1391. International callers can access the call by dialing (913) 312-1227. A simultaneous webcast of the call will be available by visiting http://www.nevadagold.com.

A telephone replay of the conference call will be available after 7:30 PM ET and can be accessed by dialing (877) 870-5176. International callers can access the replay by dialing (858) 384-5517; the pin number is 3492194. The replay will be available through August 4, 2016. The archived webcast will also be available on the Company's website at http://ir.nevadagold.com/events.cfm.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a local casino in Henderson, Nevada (clubfortune.com), and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:
Nevada Gold & Casinos, Inc.
Michael P. Shaunnessy / James Meier
(702) 685-1000
Casey Stegman Stonegate Capital Partners (214) 987-4121

Nevada Gold & Casinos, Inc.

Consolidated Balance Sheets

	April 30,	April 30,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$11,583,107	$8,541,670
Restricted cash	1,433,728	1,724,439
Accounts receivable, net of allowances	665,549	297,316
Prepaid expenses	1,206,825	845,505
Notes receivable, current portion	208,294	384,464
Inventory and other current assets	416,022	377,625
Total current assets	15,513,525	12,171,019

Real estate held for sale	750,000	1,100,000
Notes receivable, net of current portion	900,775	1,314,467
Goodwill	18,025,059	16,103,583
Identifiable intangible assets, net of accumulated
amortization of $7,997,790 and $6,811,799 at April 30,
2016 and April 30, 2015, respectively	5,003,981	4,561,377
Property and equipment, net of accumulated depreciation
of $5,641,733 and $4,451,553 at April 30, 2016 and
April 30, 2015, respectively	15,147,061	3,990,791
Deferred tax asset	2,348,299	3,569,796
Other assets	70,000	70,657
Total assets	$57,758,700	$42,881,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,702,366	$1,222,139
Accrued payroll and related	2,094,250	1,581,557
Accrued player's club points and progressive jackpots	1,872,566	1,993,537
Total current liabilities	5,669,182	4,797,233
Long-term debt	16,839,148	7,088,677
Other long-term liabilities	881,426	570,717
Total liabilities	23,389,756	12,456,627

Stockholders' equity:
Common stock, $0.12 par value per share; 50,000,000
shares authorized; 18,571,693 and 17,134,928 shares issued and 17,788,856 and 16,352,091 shares outstanding at April 30, 2016, and April 30, 2015, respectively	2,228,612	2,056,200
Additional paid-in capital	27,315,517	24,845,094
Retained earnings	11,756,850	10,455,804
Treasury stock, 782,837 shares at April 30, 2016 and April 30, 2015, at cost	(6,932,035)	(6,932,035)
Total stockholders' equity	34,368,944	30,425,063
Total liabilities and stockholders' equity	$57,758,700	$42,881,690

Nevada Gold & Casinos, Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2016	2015	2016	2015
Revenues:
Casino	$17,654,842	$14,309,932	$62,232,898	$56,710,812
Food and beverage	3,581,609	2,623,876	11,797,939	10,225,484
Other	605,067	447,798	2,042,519	1,782,013
Gross revenues	21,841,518	17,381,606	76,073,356	68,718,309
Less promotional allowances	(1,938,249)	(1,117,487)	(5,732,351)	(4,368,756)
Net revenues	19,903,269	16,264,119	70,341,005	64,349,553

Expenses:
Casino	9,727,767	7,767,607	33,924,688	31,504,355
Food and beverage	1,235,581	1,353,049	5,451,627	5,386,699
Other	62,650	37,119	265,600	244,253
Marketing and administrative	5,266,141	4,408,183	18,412,053	17,209,760
Facility	514,894	533,493	2,025,007	2,059,730
Corporate	645,939	630,648	3,258,187	2,445,152
Depreciation and amortization	869,414	524,438	2,608,616	2,168,003
(Gain) loss on sale of assets	5,291	-	(158,411)	32,694
Write downs and other charges	1,185,000	(9,006)	1,185,000	-
Total operating expenses	19,512,677	15,245,531	66,972,367	61,050,646
Operating income	390,592	1,018,588	3,368,638	3,298,907
Non-operating income (expenses):
Interest income	21,165	27,056	94,589	117,639
Interest expense and amortization of loan costs	(270,058)	(191,214)	(722,903)	(705,511)
Change in swap fair value	26,282	27,129	(217,781)	(10,600)
Write-off of marketable securities	-	-	-	(7,539)
Income before income tax	167,981	881,559	2,522,543	2,692,896
Income tax expense	(409,271)	(292,688)	(1,221,497)	(885,819)
Net income (loss)	$(241,290)	$588,871	$1,301,046	$1,807,077
Per share information:
Net income (loss) per common share - basic and diluted	$(0.01)	$0.04	$0.08	$0.11

Basic weighted average number of shares outstanding	17,771,800	16,276,403	17,002,728	16,228,396

Diluted weighted average number of share outstanding	17,771,800	16,478,445	17,298,373	16,345,795